SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                                   SEITEL INC

--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    816074306


--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 816074306

            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     2,512,150

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     2,512,150

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,512,150

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.90%

12.  TYPE OF REPORTING PERSON*

     IA; OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 816074306

            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     1,437,150

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     1,437,150

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,437,150

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.66%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 816074306

            ---------------------


Item 1(a).  Name of Issuer:


            SEITEL INC
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            10811 S. Westview Circle
            Houston, TX 77043
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Contrarian Capital Management, L.L.C.
            Contrarian Equity Fund, L.P.
____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            411 West Putnam Avenue
            Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(c).  Citizenship:


            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common shares
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            816074306

            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Contrarian Capital Management, L.L.C.  2,512,150
          Contrarian Equity Fund, L.P  1,437,150
----------------------------------------------------------------------

     (b)  Percent of class:

          Contrarian Capital Management, L.L.C.  9.09%
          Contrarian Equity Fund, L.P  5.66%
----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                     Contrarian Capital Management, L.L.C.  0
                     Contrarian Equity Fund, L.P  0



          (ii)  Shared power to vote or to direct the vote:
                  Contrarian Capital Management, L.L.C. 2,512,150
                  Contrarian Equity Fund, L.P  1,437,150

          (iii) Sole power to dispose or to direct the
                disposition of:
                   Contrarian Capital Management, L.L.C.  0
                   Contrarian Equity Fund, L.P  0


          (iv) Shared power to dispose or to direct the disposition of

                   Contrarian Capital Management, L.L.C. 2,512,150 Contrarian Equity Fund, L.P 1,437,150


Item 5.  Ownership of Five Percent or Less of a Class.

     N/A


         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     N/A


         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     N/A


         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     N/A


         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     N/A


          ----------------------------------------------------------------------

Item 10.  Certifications.

     N/A



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  February 12, 2004


CONTRARIAN EQUITY FUND, L.P.*
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  February 12, 2004

*The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 12, 2004 relating to the Common Stock of Seitel Inc. shall be filed on behalf of the undersigned.

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  February 12, 2004


CONTRARIAN EQUITY FUND, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


01385.0001 #463503